Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT

ClickSoftware, Inc., a California corporation.

ClickSoftware Europe, Limited, a company incorporated under the laws of the United Kingdom.

ClickSoftware Belgium, N.V., a company incorporated under the laws of Belgium.

ClickSoftware Central Europe GmbH, a company incorporated under the laws of Germany.

ClickSoftware Australia Pty Limited, incorporated under the laws of Australia. (Subsidiary of Clicksoftware, Inc.)

ClickSoftware Japan K.K., incorporated under the laws of Japan.

ClickSoftware India Private Limited, incorporated under the laws of India.